Exhibit 99.1

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to the inclusion and description of our opinion letter dated January 8, 2018 to the Board of Directors of Meta Financial Group, Inc. (the “Opinion Letter”) included as Appendix C to the Joint Proxy Statement/Prospectus of Meta Financial Group, Inc. which forms a part of the Registration Statement on Form S-4 (File No. 333-223769) of Meta Financial Group, Inc. and the references to our firm in such Joint Proxy Statement/Prospectus under the headings “Summary—Opinion of Meta’s Financial Advisor,” “The Merger Agreement and the Merger—Background of the Merger,” “The Merger Agreement and the Merger—Meta’s Reasons for the Merger and Recommendation of the Board of Meta” and “The Merger Agreement and the Merger—Opinion of Meta’s Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

RAYMOND JAMES & ASSOCIATES, INC.

Dated: April 20, 2018